Exhibit 5.1


                                 Otto & Rees
                       2749 East Parleys Way Suite 300
                          Salt Lake City, Utah 84109
                                 801-467-0099





August 29, 2001

The Board of Directors
3520 North University Avenue, Suite 275
Provo, UT 84604

      Re: Registration of English Language Learning and Instruction System, Inc. Common Stock

Ladies and Gentlemen:

     I have been retained by English Language Learning and Instruction System, Inc. (the "Company") in connection with the Company's registration of up to 2,215,436 shares of its common stock (the "Common Stock") on Form S-3 (the "Registration Statement"). You have requested that I render an opinion as to whether the Common Stock to be registered pursuant to the Registration Statement was when issued and is, fully paid and non-assessable.

     In connection with this representation I have examined the following:

     1.     Articles of Incorporation, as amended by the Company;

     2.     The Bylaws of the Company; and

     3. Unanimous consents, resolutions and minutes of the Board of Directors.

     I have examined such other corporate records and documents and have made such other examinations as I deemed relevant. I have also relied as to certain matters of fact upon representations made to me by officers and agents of the Company.

     Based upon the above examination, I am of the opinion that the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware; and, that the shares of Common Stock to be registered pursuant to the Registration Statement, were, when issued, validly authorized, fully paid, and non-assessable.

     This letter will act as authorization for utilization of my name in the Prospectus as contained in the Registration Statement, and for utilization of the Opinion of Counsel and reference to the same in the Registration Statement.

     Very truly yours,

     /s/ David M. Rees

     David M. Rees, Esq.